Exhibit 11.1

APPROVED - MAY 16, 2023

FREIGHTOS LIMITED

INSIDER TRADING POLICY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Freightos Limited (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Insider Trading Policy (the “Policy”), and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors, employees and consultants of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households (this would include any person living in their home, whether or not such person is a family member) also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director, employee and consultants must review this Policy. Questions regarding the Policy should be directed to the Company’s General Counsel.

Executive Summary

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Trading securities by any person who possesses material nonpublic information is against the law - violations of this Policy can lead to civil and criminal penalties and you can be disciplined by the Company
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You may only trade in Company stock during an open “trading window”
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Directors, executives and others that have regular access to material nonpublic information are subject to additional restrictions
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You may not share any material nonpublic information to any other person (including family members) - only designated spokespeople are allowed to share such information
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You may not enter into short sales, hedging transactions or pledge your Company stock
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The Company can impose a “blackout” period during which you are not allowed to sell Company stock
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You are responsible for complying with this Policy - if you have any questions, you must ask.

I.TRADING IN COMPANY SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

The purchase or sale of securities by any person who possesses material nonpublic information is a violation of securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of the Company that Covered Persons (as defined below) will be permitted to trade in Company securities only during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the day preceding the last ten business days of the fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Covered Persons. Even when the window is open, Covered Persons are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Covered Persons when the trading window opens and closes.

Any Covered Person who possesses material nonpublic information pertaining to the Company may not, even if the “trading window” is open, trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until such person knows that the information has been disseminated to the public.

No Covered Person who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities,

●	buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”),
●	engage in any other action to take personal advantage of that information, or
●	pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material nonpublic information of another company with which the Company does business, such as a customer or supplier, may trade in that company’s securities until that information becomes public or is no longer material.

II.ALL OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS AND THEIR FAMILY MEMBERS AND AFFILIATES ARE SUBJECT TO THIS POLICY

This Policy applies to all directors, officers, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control. For the purposes of this Policy, officers, outside directors and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. All persons covered by this Policy are referred to as “Covered Persons.” Covered Persons are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control.

III.Executive Officers, Directors and Certain Named Employees Are Subject to Additional Restrictions

A.Section 16 Insiders. The Company is expected to be a “foreign private issuer” as defined by the SEC. As a foreign private issuer, Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is not applicable to the Company. If Section 16 is applicable to the Company, then the Company will designate those persons who are directors and executive officers as subject to the reporting provisions and trading restrictions of Section 16, and the underlying rules and regulations promulgated by the SEC. Each such person referred to herein as a “Section 16 Insider.” The Company will amend from time to time as necessary the list of Section 16 Insiders to reflect the addition and the resignation or departure of Section 16 Insiders.

B.Insiders. The Company has designated those persons listed on Exhibit A attached hereto as Covered Persons who have frequent access to material nonpublic information concerning the Company (“Insiders”). The Company will amend Exhibit A from time to time as necessary to reflect the addition and departure of Insiders.

C.Additional Restrictions. Because Insiders are more likely than other employees to possess material nonpublic information about the Company (and in light of the reporting requirements to which Section 16 Insiders may become subject under Section 16 of the Exchange Act), Insiders are subject to the additional restrictions set forth in Appendix I hereto.

IV.INSIDER TRADING COMPLIANCE OFFICER

The Company has designated an Insider Trading Compliance Officer on Exhibit B (the “Compliance Officer”). The Company will amend Exhibit B from time to time as necessary to reflect the addition and departure of one or more Compliance Officers.

The duties of the Compliance Officer will include the following:

●	Administering this Policy and monitoring and enforcing compliance with all policy provisions and procedures.
●	Responding to all inquiries relating to this Policy and its procedures.
●	Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
●	Providing copies of this Policy and other appropriate materials to all current and new Covered Persons.
●	Administering, monitoring and enforcing compliance with insider trading laws and regulations; and assisting in the preparation and filing of any required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●	Approving brokers through which Insiders are authorized to trade Company securities.
●	Revising the Policy as necessary to reflect changes in insider trading laws and regulations.
●	Maintaining, as Company records, originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●	Maintaining the accuracy of the list of Insiders as set forth on Exhibit A, and updating such list periodically as necessary to reflect additions or deletions.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.

V.APPLICABILITY OF THIS POLICY TO TRANSACTIONS IN COMPANY SECURITIES

A.General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.

B.Employee Benefit Plans.

(a)Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options. This Policy does not prohibit “sell-to-cover” transactions in connection with the vesting of any restricted shares or restricted stock units, so long as the sell-to-cover is required in the award agreement and is not done at the election of the Covered Person.

(b)Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the individual’s advance instructions. However, no Covered Persons may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

VI.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.“Material”. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

●	Significant changes in the Company’s prospects;
●	Significant write-downs in assets or increases in reserves;
●	Projections of future earnings or losses, or quarterly or annual earnings guidance and results;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	Internal financial information that departs from what the market would expect;
●	Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, tender offers, or purchases or sales of substantial assets;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A pending or proposed joint venture;
●	A Company restructuring;
●	Significant related party transactions;
●	A change in dividend policy, the declaration of a stock split, extraordinary borrowings or an offering of additional securities;

●	Bank borrowings or other financing transactions out of the ordinary course;
●	The establishment of a repurchase program for any Company Securities;
●	A change in the Company’s pricing or cost structure;
●	Major marketing changes;
●	A change in management or the board of directors;
●	A change in auditors or notification that an auditor’s report may no longer be relied upon;
●	Development of a significant new product, process, or service;
●	Pending or threatened significant litigation or governmental investigations, or the resolution thereof;
●	Impending bankruptcy or the existence of severe liquidity problems;
●	The gain or loss of a significant customer or supplier;
●	Changes in debt ratings;
●	Significant cybersecurity risks and incidents; and
●	The imposition of a ban on trading in Company Securities or the securities of another company.

B.“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purpose of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.Consult the Compliance Officer When in Doubt. Any Covered Persons who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VII.COVERED PERSONS MAY NOT DISCLOSE MATERIAL NONPUBLIC INFORMATION TO OTHERS OR MAKE RECOMMENDATIONS REGARDING TRADING IN COMPANY SECURITIES

No Covered Person may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No Covered Person or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy.

VIII.COVERED PERSONS MAY NOT PARTICIPATE IN BLOGS OR SOCIAL MEDIA

Covered Persons are prohibited from participating in blog discussions or other Internet forums, including for the avoidance of doubt, any forms of social media (e.g., Facebook or Twitter) regarding the Company’s securities.

IX.ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION

The Company is required under the securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Covered Persons may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Company’s Chief Executive Officer or Chief Financial Officer.

X.CERTAIN TYPES OF TRANSACTIONS ARE PROHIBITED

A.Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. (In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors of companies subject to Section 16 from engaging in short sales.)

B.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

C.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.

D.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Persons are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

XI.THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY COVERED PERSONS

In order to avoid any questions and to protect both Covered Persons and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his or her judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.

XII.VIOLATIONS OF INSIDER TRADING LAWS OR THIS POLICY CAN RESULT IN SEVERE CONSEQUENCES

A.Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.Company Discipline. Violation of this Policy or insider trading laws by any Covered Person may subject the person to removal proceedings and/or disciplinary action by the Company, including termination for cause.

C.Reporting Violations. Any person who violates this Policy or any laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

XIII.EVERY INDIVIDUAL IS RESPONSIBLE

Every Covered Person has the individual responsibility to comply with this Policy against illegal insider trading. A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the person believes that he or she may suffer an economic loss or forego anticipated profit by waiting.

XIV.THIS POLICY CONTINUES TO APPLY FOLLOWING TERMINATION OF EMPLOYMENT

The Policy continues to apply to transactions in the Company’s securities even after termination of employment or other service to the Company. If a Covered Person is in possession of material nonpublic information when his or her relationship with the Company terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

XV.THE COMPLIANCE OFFICER IS AVAILABLE TO ANSWER QUESTIONS ABOUT THIS POLICY

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

XVI.THIS POLICY IS SUBJECT TO REVISION

The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy. The Policy will be made available and delivered to all Covered Persons upon its adoption by the Company, and to all other Covered Persons at the start of their employment or relationship with the Company.

APPENDIX I

Special Restrictions on Transactions in Company Securities by Insiders

I.OVERVIEW

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.

II.TRADING WINDOW

In addition to the restrictions that are applicable to all employees,, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Insiders. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Insiders when the trading window opens and closes. Following termination of employment or other service, Insiders will remain subject to any special blackout period in effect at the time of termination until such special blackout period is lifted by the Company. Further, if the trading window is (1) closed at the time of termination, Insiders will remain subject to the trading window until the next open trading window or (2) open at the time of termination, Insiders will no longer be subject to the trading window.

III.INDIVIDUAL ACCOUNT PLAN BLACKOUT PERIODS

Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock. For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, Insiders are prohibited from trading in the Company’s securities. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify Insiders in the event of any blackout period.

IV.PRE-CLEARANCE OF TRADE

As part of this Policy, all purchases and sales of equity securities of the Company by Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved by the Compliance Officer, must be pre-cleared by the Compliance Officer. The intent of this requirement is to prevent inadvertent violations of the Policy and avoid trades involving the appearance of improper insider trading (and, if Section 16 becomes applicable to the Company, to facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act).

Requests for pre-clearance must be submitted in writing to the Compliance Officer at least two business days in advance of each proposed transaction. If the Insider leaves a voicemail message or submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Insider will be responsible for following up to ensure that the message was received.

A request for pre-clearance should provide the following information:

●	The nature of the proposed transaction and the expected date of the transaction.
●	Number of shares involved.

●	If the transaction involves a stock option exercise, the specific option to be exercised.
●	Contact information for the broker who will execute the transaction.

Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.

In addition, pre-clearance is required for the establishment of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. (If Section 16 is applicable to the Company, then Section 16 Insiders must immediately report the results of transactions effected under a trading plan since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade.)

Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer. If the Chief Financial Officer is serving as the Compliance Officer, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Executive Officer.

V.DESIGNATED BROKERS

If Section 16 is applicable to the Company then each market transaction in the Company’s securities by a Section 16 Insider, or any person whose trades must be reported by that Insider on Form 4 (such as a member of the Insider’s immediate family who lives in the Insider’s household), must be executed by a broker designated or approved by the Company unless the Insider has received authorization from the Compliance Officer to use a different broker.

An Insider and any broker that handles the Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby:

●	The Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Insider’s account and the accounts of all others designated by the Insider whose transactions may be attributed to the Insider.
●	The broker agrees not to execute any transaction for the Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared.
●	The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Insider by telephone and in writing (by fax or email).

Should an Insider wish to use a broker other than one of the Company’s designated brokers, the Insider should submit a request to use that broker to the Compliance Officer.

VI.REPORTING OF TRANSACTIONS

If Section 16 is applicable to the Company, then in order to facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the details of any transactions they have in the Company’s stock.

Transaction details to be reported include:

●	Transaction date (trade date).
●	Number of shares involved.
●	Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
●	If the transaction was a stock option exercise, the specific option exercised.
●	Contact information for the broker who executed the transaction.

The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

VII.NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee (the “Committee”) will be responsible for monitoring and recommending any modification to the Insider Trader Policy, if necessary or advisable, to the Board of Directors.

VIII.PERSONS SUBJECT TO SECTION 16

If Section 16 is applicable to the Company, the Committee will review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function.

IX.FORM 4 REPORTING

Under Section 16, most trades by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Insider is advised of the terms of the transaction.

X.LIST OF INSIDERS

The Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include persons that are our would be subject to Section 16 if applicable to the Company and such other persons as the Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.

XI.SPECIAL GUIDELINES FOR 10b5-1 TRADING PLANS

Notwithstanding the foregoing, an Insider will not be deemed to have violated this Policy if he or she effects a transaction that meets all of the enumerated criteria below.

A.The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:

1.Each Plan must:

(a)specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or

(b)include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold.

2.In any case, then such Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.

Each Plan must be approved prior to the effective time of any transactions under such Plan by the Company’s Compliance Officer, in consultation with the Company’s Legal Department. The Company reserves the right to withhold approval of any Plan that the Compliance Officer determines, in its sole discretion, which:

1.fails to comply with the Rule,

2.exposes the Company or the Insider to liability under any other applicable rule, regulation or law,

3.creates any appearance of impropriety,

4.fails to meet the guidelines established by the Company, or

5.otherwise fails to satisfy review by the Compliance Officer for any reason, such failure to be determined in the sole discretion of the Compliance Officer.

B.Any modifications to the Plan or deviations from the Plan without prior approval of the Compliance Officer will result in a failure to comply with this Policy. Any such modifications or deviations are subject to the approval of the Compliance Officer.

C.Each Plan must be established at a time when the trading window is open.

D.Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144 and Rule 701 (and Section 16(b) if applicable), applicable to securities transactions under the Plan by the Insider.

E.Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

None of the Company, the Compliance Officer nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.